================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          NATIONAL HOME CENTERS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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Notes:

                          NATIONAL HOME CENTERS, INC.
                                  P.O. BOX 789
                               HIGHWAY 265 NORTH
                           SPRINGDALE, ARKANSAS 72765


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 5, 1997


To the Stockholders of National Home Centers, Inc.:

     Notice is hereby given that the annual meeting of Stockholders of National Home Centers, Inc., an Arkansas corporation (the "Company"), will be held at the Northwest Arkansas Holiday Inn, Springdale, Arkansas, on June 5, 1997, at 10:00 a.m., local time, for the following purposes:

     1.   To elect seven directors to serve for the ensuing year; and

     2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE

     Only stockholders of record at the close of business on April 7, 1997, will be entitled to vote at the Annual Meeting and any adjournment thereof.

     The Company's Proxy Statement and Annual Report are submitted herewith.


                             By Order of the Board of Directors

                                    /s/ Brent A. Hanby
                                        Brent A. Hanby
                                 Executive Vice President and
                                   Chief Financial Officer

Springdale, Arkansas
May 2, 1997


                             YOUR VOTE IS IMPORTANT

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                          NATIONAL HOME CENTERS, INC.
                                  P.O. BOX 789
                               HIGHWAY 265 NORTH
                           SPRINGDALE, ARKANSAS 72765


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD JUNE 5, 1997 AND ADJOURNMENTS


                    SOLICITATION AND REVOCABILITY OF PROXIES

    The enclosed proxy, for use only at the annual meeting of Stockholders to be held at the Northwest Arkansas Holiday Inn, Springdale, Arkansas, on June 5, 1997, at 10:00 A.M., local time, and any adjournment thereof, is solicited on behalf of the Board of Directors of National Home Centers, Inc. (the "Company"). The meeting will be held for purposes set forth in the notice of such meeting on the cover page hereof. Such solicitation is being made primarily by mail, but may also be made in person or by telephone or telegraph by officers, directors and regular employees of the Company. All expenses incurred in the solicitation will be borne by the Company.

    Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by giving written notice to Brent A. Hanby, Chief Financial Officer of the Company. A proxy may also be revoked by the execution of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted. Where a stockholder has specified a choice with respect to any matter to be acted upon at the meeting, such shares will be voted in accordance with the stockholder's wishes.

    The approximate date this Proxy Statement is first being mailed to stockholders is May 2, 1997.


                      OUTSTANDING STOCK AND VOTING RIGHTS

    At the Annual Meeting, each stockholder will be entitled to one vote for each share of Common Stock, $.01 par value ("Common Stock"), owned of record at the close of business on April 7, 1997. The outstanding stock of the Company as of the record date totaled 7,142,251 shares of Common Stock. Votes may be cast in person or by proxy. The stock transfer books of the Company will not be closed.

    The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the director nominees while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant the proxy authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD."
If you wish your shares to be voted for some nominees and not for one or more of the others, indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) in the space provided on the form of proxy. If you checked the box marked "WITHHOLD" your vote will be treated as an abstention and accordingly your shares will neither be voted for nor against a director but will be counted for quorum purposes.

    Although shares represented by proxies containing abstentions or indicating broker non-votes will be considered as present at the meeting for purposes of determining the presence of a quorum, abstentions and broker non-votes will not otherwise be counted on any matters submitted to a vote at the meeting.


                                     ITEM 1
                             ELECTION OF DIRECTORS


NOMINEES

    The Company's By-Laws provide that the number of directors constituting the Board of Directors shall be not less than six nor more than nine, as determined by the Board of Directors. The Board's size is currently set at seven members.

    The Company's directors each serve for a term of one year and until their successors shall be elected and qualified. The following slate of seven nominees has been chosen by the Board of Directors, and the Board recommends that each be elected.

     Name           Age                   Experience
     ----           ---                   ----------

Dwain A. Newman      63  Chairman of the Board and Chief Executive Officer of
                         the Company since the organization of its predecessor in 1968. President of the Company through February
                         1995. Prior to 1968, Mr. Newman was a contractor salesman and general manager of Gateway Plywood and Door Company of Springdale, Arkansas (division of
                         International Forest Products, Phoenix, Arizona);
                         regional manager of operations for International Forest
                         Products until 1972.  Board of Directors of Home Center
                         Institute since 1994 (Chairman, 1994).

Danny R. Funderburg  51  President and Chief Operating Officer of the Company
                         since February 1995; Executive Vice President from March 1993 through February 1995; General Manager of the Company's North Little Rock store from 1989-1993 and Vice President from 1978 through March 1993. Before joining the Company, Mr. Funderburg was a factory representative with Boise Cascade. Director since 1983. Board of Directors of Builder Marts of America since 1996.

Larry C. Chumley     55  President, Contractor Division since February 1995;
                         Vice President, Contractor Division from October 1993 through February 1995. Previously served as manager of the Company's Fort Smith store from 1988 through 1993.
                         Director since February 1995.

Roger A. Holman      50  President, Home Center Division since February 1995;
                         Vice President, Purchasing from 1984 through February
                         1995. Employed by the Company as a salesman from 1973 through 1984.

                         Prior to his affiliation with the Company, Mr. Holman was employed by Arkansas Western Gas Company and by Service Supply. Director since 1984.

Brent A. Hanby       33  Executive Vice President since February 1995 and Chief
                         Financial Officer since 1990. Previously served as the Company's Assistant Financial Officer from 1987 through
                         1990.  Director since 1993.

David W. Truetzel    40  Chief Financial Officer and Secretary of First USA
                         Paymentech, Inc. since December, 1995. Previously served as Vice President of A.G. Edwards & Sons, Inc.
                         from 1990 through 1995.  Director since 1993.

R. Dick Denison      67  President and owner since 1984 of First San Francisco
                         Corporation, a Chicago based financial advisory firm.
                         Previously served as Senior Vice President and Director of Edward Hines Lumber Co. and also as Vice President and Treasurer of Quaker Oats Co. for eleven years.
                         Director since 1996.


   Each of the foregoing nominees is currently serving as a director of the Company and was elected at the Company's June 6, 1996 Annual Meeting. Each nominee has been employed as described above for at least the past five years. Dwain A. Newman is the stepfather of Brent A. Hanby; there are no other family relationships among the foregoing nominees. By reason of his ownership, directly and beneficially, of shares of the Company's Common Stock, Dwain A. Newman is deemed to be a control person of the Company. None of the companies or organizations listed opposite the name of any director above is a parent, subsidiary or affiliate of the Company.

   Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing nominees as directors. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee unexpectedly become unavailable for election, the persons named as proxies shall have the authority to vote for the election of any other person.

MEETINGS AND COMMITTEES

   The Board of Directors held four meetings in fiscal 1996. All current directors attended at least 75% of the meetings of the Board of Directors, and of the Committee of the Board of which they were members during that period, except Mr. Truetzel who attended 50% of the Board meetings.

   The Board maintains a standing Audit Committee; Brent A. Hanby, R. Dick Denison and David W. Truetzel are its members. The Audit Committee is charged with reviewing the scope of the Company's audit and the engagement of its independent auditors and such auditors' reports. The Audit Committee also meets with the Company's financial staff to review accounting procedures and reports, and performs such additional duties as may be specifically assigned from time to time by the Board. The Audit Committee held one meeting during fiscal 1996.

   The Company has a Compensation Committee which recommends to the Board of Directors all salaries and bonuses for officers of the Company and reviews all significant changes in compensation arrangements. The Company also expects the Compensation Committee to administer the Company's employee benefit plans. Members of the Compensation Committee are Dwain A. Newman, R. Dick Denison and David W. Truetzel. The Compensation Committee held one meeting during fiscal 1996. See "Executive Compensation."

   The Company does not have a standing nominating committee. The Board nominates persons to stand for election as directors. The Board will consider suggestions for names of possible future nominees made in writing by stockholders and sent to the Secretary of the Company so that they are received on or before March 1 in any year.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of April 7, 1997, the beneficial ownership of the Company's outstanding Common Stock by each of the Company's directors, each executive officer listed in the Summary Compensation Table, all directors and officers of the Company as a group, and each person other than a director known by the Company to be the beneficial owner of more than 5 percent of its outstanding Common Stock.


                                        COMMON STOCK/(1)/
                                 ---------------------------------
                                   NUMBER OF      PERCENT OF CLASS
                                 SHARES OWNED          OWNED
DIRECTORS AND OFFICERS           BENEFICIALLY       BENEFICIALLY
----------------------           ------------     ----------------
Dwain A. Newman                  4,491,885/(2)/         62.9%
Danny R. Funderburg                107,067               1.5%
Larry C. Chumley                    36,179               *
Roger A. Holman                     27,930               *
Brent A. Hanby                      17,788               *
David W. Truetzel                      500               *
R. Dick Denison                      5,000               *

All directors and officers as
 a group (12 Persons)            4,693,749              65.7%

Dimensional Fund Advisors, Inc.    359,200/(3)/          5.0%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, California 90401

-------------------------
  *   Less than 1 percent

/(1)/ Based on 7,142,251 shares of Common Stock outstanding as of April 7, 1997.

/(2)/ Dwain A. Newman holds 4,466,264 shares of Common Stock in his own name.
      Mr. Newman's wife holds 12,121 shares of Common Stock in her own name and Mr. and Mrs. Newman own 3,500 shares jointly. Mr. Newman also holds in his name 5,000 shares each for Jay Jackson Newman and Shelby Lee Newman, as custodian under the Arkansas Uniform Transfer To Minors Act. Because of Mrs. Newman's stock ownership and the custodian relationship, Mr. Newman is considered beneficially to own 4,491,885 shares of Common Stock. Mr. Newman has disclaimed beneficial ownership of the shares held in Mrs. Newman's name and the shares held as custodian. The address of Mr. Newman is P.O. Box 789, Highway 265 North, Springdale, Arkansas 72765.

/(3)/ By a Schedule 13G dated February 5, 1997, Dimensional Fund Advisors Inc.
      ("Dimensional"), a registered investment advisor, has reported that it beneficially owned 359,200 shares of National Home Centers Inc. stock as of December 31, 1996. All of Dimensional's beneficially-owned shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company; series of the DFA Investment Trust Company, a Delaware business trust; or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans. Dimensional serves as investment manager for all of the above. Dimensional disclaims beneficial ownership of all such shares.

                                 EXECUTIVE OFFICERS

    Dwain A. Newman, Danny R. Funderburg, Larry C. Chumley, Roger A. Holman, Brent A. Hanby, Rick Campbell, John Collins, David Jackson, C. Belle Reed and Robert H. Storment serve as executive officers of the Company. The first five named individuals also serve as directors and are described above under the caption "Election of Directors."

    Rick Campbell, age 39, was promoted to Vice President, Purchasing-Marketing in February 1995. Mr. Campbell has been employed with the Company since September 1983 and previously served as Marketing and Merchandise Manager.

    John Collins, age 38, was promoted to Vice President, Merchandising and Store Planning in February 1995. Previously Mr. Collins served in the capacity of Merchandise Manager and was in charge of store planning. Mr. Collins has been an employee of the Company since November 1987.

    David Jackson, age 50, was promoted to Vice President, Management Information Systems in February 1995. Mr. Jackson previously served as Computer Operations Manager and has been employed with the Company since April 1984.

    C. Belle Reed, age 41, has served as the Corporate Controller for the past nine years. Ms. Reed was named Corporate Secretary in 1993 and has been employed by the Company in various positions since August 1979.

    Robert H. Storment, age 38, was named Vice President, Accounting in February 1995. Mr. Storment joined the Company in November 1992 as Director of Accounting. Prior to joining the Company, Mr. Storment served as a senior manager for the Little Rock, Arkansas office of KPMG Peat Marwick LLP. Mr. Storment is a registered Certified Public Accountant in the State of Arkansas.


                             EXECUTIVE COMPENSATION

GENERAL

    The Company's compensation policy is based on its belief that total compensation programs for its Chief Executive Officer and other executives should be based upon many of the same criteria used in setting compensation for its other salaried employees -- such as individual experience, initiative and performance -- but that a larger portion of executive compensation should be tied directly to the financial performance of the Company.

    The Board of Directors has established a Compensation Committee to review and make recommendations regarding executive compensation. Members of the Compensation Committee are Dwain A. Newman, R. Dick Denison and David W. Truetzel, all directors of the Company. Operating within the guidance provided by the Board of Directors, the Compensation Committee's role is to assure that the Company's executive compensation strategy is aligned with the interests of the stockholders, and the Company's compensation structure will allow for fair and reasonable base salary levels and the opportunity for executives to earn compensation that reflects both Company and individual performance.

    The Compensation Committee determines executive compensation each year after reviewing its annual audit report. Salary and bonus determinations are made typically in March of each year and are based on Company and individual executive performance in the preceding year. Thus, salary and bonus determinations made in fiscal 1997 reflect performance in fiscal 1996. In addition, the Compensation Committee determines the amount of the Company's contribution to its 401(k) Retirement Plan at the end of each fiscal year. The following is a report of the Compensation Committee addressing the compensation policy as it related to the Company's Chief Executive Officer and its other executive officers for fiscal 1996.

REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY

    The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with bonuses based upon corporate performance and individual initiative and performance. In addition, eligible employees receive a portion of Company profits through the Company's annual contributions to its 401(k) Retirement Plan. Accordingly, in years in which performance goals are achieved or exceeded, total executive compensation tends to be higher than in years in which performance is below expectations. Annual cash compensation, together with the payment of incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.

    Net profit is the primary measure of Company performance used to determine executive compensation. In addition, the Company may consider other factors, such as earnings per share and achievement of planned growth. The Company currently does not set any specific performance targets and does not use a set formula for determining executive salaries and bonuses but instead subjectively determines salary and bonus for executives in amounts that reflect consideration of the factors listed above. Executive officers eligible to participate in the Company's 401(k) Retirement Plan receive a pro rata share of the Company's annual contribution to the Plan based on the individual's tenure with the Company and base salary.

    Section 162(m) of the Internal Revenue Code of 1986, as adopted under the Omnibus Budget Reconciliation Act of 1993, generally limits a corporation's federal tax deduction for compensation paid to certain executive officers in any one year to $1,000,000. Because executive compensation currently falls far below $1,000,000 for each of the named executive officers, the Company does not have a policy on qualifying compensation of its executive officers for deductibility under Section 162(m). The Compensation Committee or the Board will evaluate the need for such a policy in the future in connection with its review of executive compensation.

FISCAL 1996 COMPENSATION

    The Company's executive compensation program for fiscal 1996 consisted of
(i) base salary, adjusted from the prior year, (ii) pro rata distribution under the 401(k) Retirement Plan, and (iii) employee match related to the Employee Stock Purchase Plan. The determinations of salary for each executive officer were made subjectively, based upon a combination of the performance factors described above and the perception of each executive's level of responsibility in the Company. Likewise, the Board of Directors subjectively determined the Company's total contribution to the 401(k) Retirement Plan for fiscal 1996. Pro rata distributions of the Company's contribution were made according to a formula based on the individual's tenure with the Company and base salary. During fiscal 1997, no executive officer will receive a cash bonus due to the net loss for fiscal 1996.

CEO COMPENSATION

    Dwain A. Newman has been Chairman and Chief Executive Officer of the Company since its inception in 1968. Consistent with the other executive officers, the structure of Mr. Newman's compensation package reflects the Company's philosophy of "total compensation and pay for performance." Mr. Newman's salary for fiscal 1996 was based primarily on Mr. Newman's position as Chairman and CEO of the Company. Although net profit was an important factor, the Compensation Committee subjectively determined his salary amount for fiscal 1996. During fiscal 1997, Mr. Newman will not receive a bonus for fiscal 1996.

CONCLUSION

    The Company believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholders' interest. The Compensation Committee believes that compensation levels during fiscal 1996 adequately reflect the Company's compensation goals and policies.

                                Dwain A. Newman
                                R. Dick Denison
                                David W. Truetzel

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1996, members of the Compensation Committee were Dwain A. Newman, R. Dick Denison and David W. Truetzel. Dwain A. Newman is a member of the Board of Directors and is an executive officer of the Company. Messrs. Denison and Truetzel are members of the Board of Directors, but are not employed by the Company.

    Dwain A. Newman has assigned the leases on the Springdale, Fort Smith, and North Little Rock properties to the Arkansas Teacher Retirement System ("ATRS") as security for a $7 million loan obtained by Mr. Newman during the year ended January 31, 1993. Proceeds from this loan were used by Mr. Newman to finance the purchase of the Springdale and Fort Smith properties from the Company, to retire his mortgage indebtedness on the North Little Rock property and to pay off other loans to the Company for various real estate financing. The purchase transaction resulted in a gain to the Company of $161,882, which was credited to additional paid-in capital (net of related income taxes of $61,985). The ATRS loan is also secured by a mortgage and security agreement on these properties and an assignment of a $1 million life insurance policy on Mr. Newman. In fiscal 1996, the Company paid Mr. Newman rent in the aggregate amount of $432,000 on the Springdale property, $240,000 on the Fort Smith property, and $624,000 on the North Little Rock property.

    Mr. Newman also owns and leases to the Company the stores located in Bentonville and Rogers and the Cabinet Craft manufacturing facility in Springdale. The Company paid Mr. Newman a total of $296,400 in rent on these properties during fiscal 1996.

    The real estate transactions with Mr. Newman have simultaneously provided the Company working capital and satisfactory long-term access to the related facilities. For example, in the fiscal 1992 sale/leaseback transaction, the Company received approximately $2.9 million of cash for its working capital needs while securing long-term leases on three facilities (10 years with four five-year renewal options) at rates comparable to those available from unaffiliated third parties. In addition, the transactions with Mr. Newman are at rates comparable to rentals charged the Company under its third-party leases and, therefore, have had no distinguishable impact on the Company's results of operations and financial condition. All the transactions between Mr. Newman and the Company were approved by the Board of Directors.



             [The remainder of this page intentionally left blank.]

SUMMARY COMPENSATION TABLE

    The following table sets forth certain summary information concerning the compensation paid by the Company to its Chief Executive Officer and its other officers whose aggregate remuneration exceeded $100,000 during the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE

                                                 Annual Compensation
                                          ----------------------------------
     Name and                    Fiscal                          Other Annual     All Other
Principal Position                 Year   Salary    Bonus/(1)/   Compensation   Compensation/(3)/
------------------                ------  --------  ----------   ------------   -----------------
Dwain A. Newman                     1996  $ 80,000         -0-           -0-       $15,087/(2)/
Chairman, Chief Executive           1995    80,000         -0-           -0-        12,773/(2)/
Officer                             1994    80,000     $20,000           -0-        19,918/(2)/


Danny R. Funderburg                 1996   101,440         -0-           -0-                745
President and Chief Operating       1995    99,533      40,000           -0-                648
Officer                             1994    85,583      60,000           -0-                797


Larry C. Chumley                    1996    80,000         -0-           -0-                584
President, Contractor Division      1995    79,167      50,000           -0-                578
                                    1994    75,833      68,000           -0-                763

------------------
/(1)/ Bonuses are shown in the years paid; amounts paid are based upon Company performance in the year preceding the year paid.

/(2)/ Includes premiums paid on term life insurance policies in the following amounts: $6,531 (fiscal 1996); $5,281 (fiscal 1995); and $13,108 (fiscal
      1994). Also includes Mr. Newman's share (related PS-58 cost) of premiums paid on split-dollar life insurance policies in the following amounts:
      $7,962 (fiscal 1996); $7,094 (fiscal 1995); and $6,412 (fiscal 1994).
      Under the terms of the split-dollar policies, the Company will be reimbursed in an amount equal to the lesser of premium payments or the cash surrender value. The Company owns one of the split-dollar policies and the other two policies are owned by a trust. See "Compensation Plans -- Life Insurance."

/(3)/ Includes the named individual's pro rata share of Company contributions to the Company's 401(k) Retirement Plan in the following amounts: Dwain A. Newman, $594 (fiscal 1996), $398 (fiscal 1995); and $398 (fiscal 1994);
      Danny R. Funderburg, $745 (fiscal 1996); $648 (fiscal 1995), and $797 (fiscal 1994); and Larry C. Chumley, $584 (fiscal 1996); $578 (fiscal
      1995), and $763 (fiscal 1994).

COMPENSATION OF DIRECTORS

    The Company pays each of its outside directors $10,000 per year, regardless of the number of meetings attended. During fiscal 1996, the Company paid no additional compensation for committee participation except for travel reimbursement for Mr. Truetzel and Mr. Denison. Members of the Board who also serve as officers of the Company are not compensated for their services as directors.

                                 COMPANY PERFORMANCE

    The following graph shows a comparison of cumulative total returns for the Company, the Standard & Poor's 500 Stock Index ("S&P 500") and an index of peer companies selected by the Company since May 20, 1993, the date of the Company's initial public offering of its common stock.



                  [CORPORATE PERFORMANCE GRAPH APPEARS HERE]



TOTAL RETURN ANALYSIS

National Home Centers, Inc.  $ 100.00  $ 107.32  $  37.80  $ 21.95   $  14.63
Peer Group                   $ 100.00  $  93.88  $ 117.97  $111.77   $ 121.07
S&P 500                      $ 100.00  $ 108.79  $ 109.37  $151.60   $ 191.51

    The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the peer group and the S&P 500 is based on the stock price or composite index at May 20, 1993.

    The above graph compares the performance of the Company with that of the S&P 500, and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: BMC West Corp.; DIY Home Warehouse, Inc.; Eagle Hardware & Garden, Inc.; Hechinger Company; The Home Depot, Inc.; Lowes Companies, Inc.; Payless Cashways; Waban, Inc.; and Wolohan Lumber Co. Inclusion of these companies in the peer group index was approved by the Board of Directors.

                               COMPENSATION PLANS

     Life Insurance. The Company maintains a split-dollar life insurance policy on Dwain A. Newman, in which the beneficiaries have been selected by Mr. Newman. Upon Mr. Newman's death, the Company will be reimbursed by the policy beneficiary in an amount equal to the lesser of premiums paid by the Company or the cash surrender value. See "Summary Compensation Table."

     The Company has entered into a split-dollar life insurance agreement with a trust which owns two $10 million joint life insurance policies on the lives of the Company's chairman and majority shareholder, Dwain A. Newman, and his wife, Glenda R. Newman. The policies become payable upon the death of the last to die. Under the terms of the agreement, the Company will pay the premiums required under the insurance policies. The Company is entitled to reimbursement of the amounts advanced, without interest, upon the termination of the policies, and will have a security interest in the cash values and death benefits payable under the policies as repayment of such advances. In the event the policies are terminated before the cash surrender values exceed the premium advances made by the Company, the Company has entered into a Guaranty Agreement with Mr. Newman. Under this agreement Mr. Newman has agreed to reimburse the Company for any deficiency in the cash surrender value of the policies. Inasmuch as the premiums advanced by the Company are fully reimbursable, there is no affect on the Company's net earnings as a result of these payments. As of January 31, 1997, the Company has advanced approximately $912,498 in premium payments under the policies which is included in other assets in the consolidated balance sheet.

     Employee Stock Purchase Plan. The Company's 1993 Amended and Restated Employee Stock Purchase Plan (the "Purchase Plan") provides a means for full-time employees who have been employed by the Company for 12 consecutive months (except persons owning 10 percent or more of the Company's Common Stock) to purchase shares of Common Stock through regular payroll deductions. The Purchase Plan was adopted by the Board of Directors and approved by the Company's stockholders on March 23, 1993. The Company registered the Purchase Plan under the Securities Act of 1933, effective February 23, 1994. The Purchase Plan is administered by Boatmen's Trust Company of St. Louis. Approximately 527 employees of the Company were eligible to participate in the Plan as of January 31, 1997, of which 152 employees participated.

     Each eligible employee who chooses to participate in the Purchase Plan may elect payroll deductions of at least one percent but not more than five percent of the participant's gross pay, up to a maximum of $2,400 per year. The Company annually contributes an amount equal to 10 percent of each participant's contributions to the Purchase Plan and pays all administrative costs and brokerage commissions (the "Company Contribution"). At December 31, 1996, the Company made a contribution of $8,020 to the Plan. The Company may, through action of its Board, elect to forego making part or all of any Company Contribution if the Company incurs a net loss for the most recent Purchase Plan year, exclusive of extraordinary items. The Company has no obligation to make up any Company Contribution that had been foregone.

     A participant may terminate or revise his or her payroll deduction at any time, provided that once a participant terminates payroll deductions he or she may not recommence deductions for a period of six months. A participant may withdraw any or all of the full shares of stock held in his or her account at any time. Any participant who is subject to the reporting requirements of
Section 16 of the Securities

Exchange Act of 1934 and who requests delivery of a certificate must either (i) cease participation in the Purchase Plan for a period of at least six months, or
(ii) hold the stock represented by the certificate for a period of six months prior to disposition of that stock. A participant may also withdraw from participation in the Purchase Plan at any time, but may not renew participation sooner than six months after he or she has withdrawn from the Purchase Plan unless the participant re-enrolls during the open enrollment period. Participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 may not re-enroll during the open enrollment period.

     The Company, acting through its Board of Directors, may amend or terminate the Purchase Plan at any time, provided that no such amendment or termination may result in the forfeiture of any funds deducted from the salary of or paid by any participant or contributed by the Company on behalf of any participant, or of any shares or fractional interest in shares purchased for the participant, or of any dividends or other distribution with respect to such shares, effective before the effective date of amendment or termination of the Purchase Plan.

     401(K) Retirement Plan. In order to attract and retain employees, the Company maintains a 401(k) Retirement Plan which allows contributions to be made by employees. Assets from the Profit Sharing Plan were merged with the 401(k) Retirement Plan as of May 1, 1995. The 401(k) Retirement Plan covers substantially all of the Company's eligible employees. Any company match will be discretionary and determined each year by the Board of Directors.

     Contributions by the Company to the 401(k) Retirement Plan for the plan year ended December 31, 1996 amounted to $52,935. The Board of Directors determined this amount by a subjective assessment of Company performance and overall employee benefit contribution levels. The Company does not guarantee any future matching contributions. Employee contributions range from one to fifteen percent of gross pay and the individual maximum contribution limit for fiscal 1996 was $9,500.


                              CERTAIN TRANSACTIONS

     Dwain A. Newman was a party to certain transactions with the Company during fiscal 1996. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

     All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be reviewed and approved by a majority of the disinterested directors of the Company's Board, or a committee thereof, and will be on terms and conditions no less favorable to the Company than could be obtained from unaffiliated third parties.

     The Company does not intend to make any loans in the future to its officers, directors, principal stockholders or affiliates for the purchase of shares of its Common Stock. To the extent the Company makes loans to such persons for other purposes, those loans will be reviewed and approved by a majority of disinterested directors of the Company's Board, or a committee thereof, and will be on terms and conditions no less favorable to the Company than could be obtained from unaffiliated third parties.

                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1996, or written representations from certain reporting persons, the Company believes that each such person has timely complied with all filing requirements.

                             AUDITORS TO BE PRESENT

     The Company employs Arthur Andersen LLP ("Andersen") as its principal independent public accountants. A representative of Andersen is expected to attend the Annual Meeting and will have the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

     On October 28, 1996, the Company changed its principal independent accounting firm from KPMG Peat Marwick LLP ("KPMG") to Andersen. KPMG's report on the financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was recommended and approved by the audit committee of the board of directors. During the Company's two most recent fiscal years and the subsequent interim period preceding this change, there have not been any disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure.

     On October 28, 1996, the Company engaged Andersen as the new independent accountant to audit the Company's financial statements. During the Company's two most recent fiscal years, and the subsequent interim period prior to engaging Andersen, the Company has not consulted Andersen regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and no written report was provided to the Company and no oral advice was provided that Andersen concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K). Andersen has reviewed the disclosure contained herein and agrees with the same.


                               VOTING PROCEDURES

     Nominees for the Board of Directors of the Company will be elected by a plurality of the votes of shares of all classes of Common Stock present in person or represented by proxy at the Annual Meeting. Stockholder votes cast by proxy or in person at the Annual Meeting will be tabulated by the

Company's transfer agent, Boatmen's Trust Company, St. Louis, Missouri, and the results will be announced by the transfer agent at the Annual Meeting.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held on June 4, 1998 must be received by the Company on or before December 31, 1997 in order to be eligible for inclusion in the Company's Proxy Statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

                        ADDITIONAL INFORMATION AVAILABLE

     UPON WRITTEN REQUEST OF ANY STOCKHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO MR. BRENT A. HANBY, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT THE COMPANY'S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF APRIL 7, 1997, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY.

                                 OTHER MATTERS

     So far as now known, there is no business other than that described above to be presented to the stockholders for action at the Annual Meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

                            By Order of the Board of Directors


                                 /s/ Brent A. Hanby
                                     Brent A. Hanby
                               Executive Vice President and
                                  Chief Financial Officer

May 2, 1997

                                   APPENDIX A

                          NATIONAL HOME CENTERS, INC.
              PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR
                  ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 1997

     The undersigned hereby constitute(s) and appoint(s) Dwain A. Newman and Brent A. Hanby as Proxies, each with the power to appoint his substitute, and hereby authorizes the Proxies, or either of them, to represent and vote as designated on this proxy card all of the shares of common stock of National Home Centers, Inc. held of record by the undersigned on April 7, 1997, at the Annual Meeting of Stockholders to be held on June 5, 1997, and any adjournment thereof.

     This card also constitutes voting instructions for all shares held by the undersigned as a participant in National Home Centers, Inc. Employee Stock Purchase Plan and held of record by Boatmen's Trust Company as plan administrator.

ELECTION OF DIRECTORS

NOMINEES:  Dwain A. Newman, Danny R. Funderburg, Larry C. Chumley, Roger A.
           Holman, Brent A. Hanby, R. Dick Denison, David W. Truetzel

                            PLEASE SEE REVERSE SIDE

Please Mark your votes as in this example [X].

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of Directors.

     1.   ELECTION OF DIRECTORS

          FOR            WITHHOLD

          [_]               [_]

      For, except vote withheld from the following nominee(s):

      -------------------------------------------------------

     2. In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

     Change of Address, show at left.

     Please sign exactly as name appears hereon. Joint tenants should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.


----------------------------------    ----------------------------------
Signature                             Date



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Signature                             Date
(If jointly held)